As filed with the Securities and Exchange Commission on November 7, 2007
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
COMPASS DIVERSIFIED HOLDINGS
(Exact Name of Registrant as Specified in Its Charter)

Delaware	57-6218917
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3812051
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Sixty One Wilton Road
Second Floor
Westport, CT 06880
(203) 221-1703
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
I. Joseph Massoud
Chief Executive Officer
Compass Group Diversified Holdings LLC
Sixty One Wilton Road
Westport, CT 06880
(203) 221-1703
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stephen C. Mahon
Fred A. Summer
Squire, Sanders & Dempsey L.L.P.
312 Walnut Street
Cincinnati, Ohio 45202
(513) 361-1200
(513) 361-1201 – Facsimile
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Maximum	Proposed Maximum
Title of Each Class of	Amount Being	Offering	Aggregate Offering	Amount of
Security Being Registered	Registered	Price Per Security(1)	Price(1)	Registration Fee(1)
Shares representing beneficial interests in Compass Diversified Holdings	8,825,000	$15.80	$139,435,000	$4,281
Non-management interests of Compass Group Diversified Holdings LLC			(2)	(3)
Total		$15.80	$139,435,000	$4,281

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)	Each share representing one beneficial interest in Compass Diversified Holdings corresponds to one underlying non-management interest of Compass Group Diversified Holdings LLC. If the trust is dissolved, each share representing a beneficial interest in Compass Diversified Holdings will be exchanged for a non-management interest of Compass Group Diversified Holdings LLC.

(3)	Pursuant to Rule 457(i) under the Securities Act, no registration fee is payable with respect to the non-management interests of Compass Group Diversified Holdings LLC because no additional consideration will be received by Compass Diversified Holdings upon exchange of the shares representing beneficial interests in Compass Diversified Holdings.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

8,825,000 Shares

Each Share Represents
One Beneficial Interest
in Compass Diversified Holdings

     This prospectus relates to the offer and sale from time to time by the selling shareholders listed under “Selling Security Holders” in this prospectus of up to 8,825,000 shares of Compass Diversified Holdings. Each share of the trust, which we refer to individually as a share and collectively as shares, represents one undivided beneficial interest in the trust property. The purpose of the trust is to hold 100% of the trust interests, which we refer to individually as a trust interest and collectively as trust interests, of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company.
     We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders acquired the shares covered by this prospectus in conjunction with the closing of our initial public offering, which we refer to as the IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., which we refer to as Anodyne, and in conjunction with the closing of our follow-on offering, all as further described in the documents incorporated by reference into this prospectus and below under “Selling Security Holders.”
     The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for our shares, or through privately negotiated transactions.
     The shares trade on the Nasdaq Global Select Market under the symbol “CODI.” On [•], 2007, the closing price of the shares on the Nasdaq Global Select Market was $[•] per share.
     Investing in our shares involves risks. See the description of “Risk Factors” which begins on page 2.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [•], 2007

     Compass Diversified Holdings, which we refer to as the trust, acquires and owns its businesses through a Delaware limited liability company, Compass Group Diversified Holdings LLC, which we refer to as the company and, together with the trust, collectively CODI, us or we. See the section entitled “Description of Shares” for more information about certain terms of the shares, trust interests and allocation interests.
     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, shares of the trust that the selling shareholders received in connection with the transactions described in the section entitled “Selling Security Holders” below may be sold from time to time as described under “Plan of Distribution” in this prospectus.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.
NOTE TO READER
In reading this registration statement, references to:
•	the “trust” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” refer to Compass Group Management LLC (“CGM”);

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Amended and Restated Agreement of the Trust dated as of April 25, 2006, as amended;

•	the “LLC agreement” refer to the Second Amended and Restated Operating Agreement of the company dated as of January 9, 2007; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections entitled “Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:
•	our ability to successfully operate our current businesses on a combined basis, and to effectively integrate and improve any future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee, profit allocation and put price when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our current businesses;

•	our and our manager’s ability to retain or replace qualified employees of our current businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our current businesses.
     Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.
     In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

ii

SUMMARY
     This prospectus summary highlights information contained elsewhere in this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our shares. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K in each case as updated or supplemented by subsequent periodic reports that we file with the Securities and Exchange Commission, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus have been rounded and are, therefore, approximate.
Overview
     Compass Diversified Holdings offers investors an opportunity to participate in the ownership and growth of middle market businesses that traditionally have been owned and managed by private equity firms or other financial investors, large conglomerates or private individuals or families. Through the ownership of a diversified group of middle market businesses, we also offer investors an opportunity to diversify their portfolio risk while participating in the cash flows of our businesses through the receipt of quarterly distributions.
     We acquire and manage middle market businesses based in North America with annual cash flows between $5 million and $40 million. We seek to acquire controlling ownership interests in businesses in order to maximize our ability to work actively with the management teams of those businesses. Our model for creating shareholder value is to be disciplined in identifying and valuing businesses, to work closely with management of the businesses we acquire to grow the cash flows of those businesses, and to exit opportunistically businesses when we believe that doing so will maximize returns. We currently own seven businesses in seven distinct industries and we believe that these businesses will continue to produce stable and growing cash flows over the long term, enabling us to meet our objectives of growing distributions to our shareholders, independent of any incremental acquisitions we may make, and investing in the long-term growth of the company.
Our Manager
     We have entered into a management services agreement with Compass Group Management LLC, who we refer to as our manager or CGM, pursuant to which our manager manages the day-to-day operations and affairs of the company and oversees the management and operations of our businesses. While working for a subsidiary of Compass Group Investments, Ltd. (formerly known as Compass Group Investments, Inc.), our management team originally oversaw the acquisition and operations of each of our initial businesses and Anodyne prior to our acquiring them from Compass Group Investments, Ltd.
Corporate Structure
     The trust is a Delaware statutory trust. Our principal executive offices are located at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, and our telephone number is 203-221-1703. Our website is at www.compassdiversifiedholdings.com. The information on our website is not incorporated by reference and is not part of this prospectus.
     We are registering 6,358,333 shares on behalf of CGI Diversified Holdings, LP, which we refer to as CGI, 2,200,000 shares on behalf of Concord Equity Inc., which we refer to as Concord, and 266,667 shares on behalf of Pharos I LLC, which we refer to as Pharos. We refer to CGI, Concord and Pharos collectively as the selling shareholders. The selling shareholders received such shares in the transactions described in the section entitled “Selling Security Holders” below. Each share of the trust represents one undivided beneficial interest in the trust property. The purpose of the trust is to hold the trust interests of the company, which is one of two classes of equity interests in the company — the trust interests, of which 100% are held by the trust, and allocation interests, which we refer to collectively with the trust interests as interests, of which 100% are held by our manager. The trust has the authority to issue shares in one or more series. See the section entitled “Description of Shares” for more information about the shares, trust interests and allocation interests.

RISK FACTORS
     An investment in our shares involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making a decision to invest in our shares. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our shares could decline, we may be unable to pay distributions on our shares and you could lose all or part of your investment.
     See “Item IA – Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus. For information on incorporating our filings into this prospectus, see “Incorporation Of Certain Documents By Reference” below.
Risks Related to American Furniture Manufacturing
American Furniture Manufacturing’s business could be materially impacted by fluctuations in raw material costs, such as foam, fabric or wood.
     American Furniture Manufacturing’s results of operations could be materially impacted by fluctuations in the cost of raw materials such as foam, fabric or wood. In particular, fluctuations in the cost of polyurethane foam could have a material effect on profitability. Since August 2005, the cost of polyurethane foam has increased significantly, in some cases by over 40%. There can be no assurance that increases in the costs of raw materials such as polyurethane foam can be passed along to customers. Any inability to pass on increases in the costs of raw materials could materially impact American Furniture Manufacturing’s profitability.
Competition from larger furniture manufacturers may adversely affect American Furniture Manufacturing’s business and operating results.
     The residential upholstered furniture industry is highly competitive. Certain of American Furniture Manufacturing’s competitors are larger, have broader product lines and offer widely-advertised, well-known, branded products. If such larger competitors introduce additional products in the promotional segment of the upholstered furniture market, the segment in which American Furniture Manufacturing primarily participates, it may negatively impact American Furniture Manufacturing’s market share and financial performance.
USE OF PROCEEDS
     All of the shares offered pursuant to this prospectus are being offered by the selling shareholders listed under “Selling Shareholders.” We will not receive any proceeds from the sale of any shares offered by this prospectus.
SELLING SECURITY HOLDERS
     We are registering the shares covered by this prospectus on behalf of the selling shareholders named in the following table. CGI, through its wholly owned subsidiary, CGI Diversified Holdings, LP, purchased in conjunction with the IPO in a separate private placement transaction, 5,733,333 shares at the IPO price per share, having an aggregate purchase price of $86 million. In addition, in connection with the acquisition of Anodyne on August 1, 2006, we issued 950,000 of our newly issued shares to CGI Diversified Holdings, LP valued at $13.1 million, or $13.77 per share. In conjunction with the closing of our follow-on offering, CGI Diversified Holdings, LP, purchased in a separate private placement transaction, 1,875,000 shares at the follow-on offering price per share, having an aggregate purchase price of $30 million. On July 1, 2007, CGI distributed 2,200,000 shares to Compass Group Investments, Ltd. which subsequently transferred such shares by dividend to Concord as well as the registration rights attached to the shares. Pharos purchased, in conjunction with the closing of the IPO in a separate private placement transaction, 266,667 shares at the IPO price per share having an aggregate purchase price of $4 million.

	Shares Beneficially Owned			Shares Beneficially Owned
		Prior to the			After
		Offering			Offering
			Number of Shares
	Number of		That May be Sold in
Name of Selling Shareholder	Shares	Percent of Class	the Offering	Number of Shares		Percent of Class
CGI Diversified Holdings, LP(1)	7,025,000	22.3%	6,358,333	666,667		2.1%

Concord Equity Inc.(2)	2,200,000	7.0%	2,200,000	—		—

Pharos I LLC	266,667	*	266,667	—		—

TOTAL for selling shareholders	9,491,667		8,825,000

*	Less than 1%.

(1)	Compass Group Investments, Ltd. (formerly known as Compass Group Investments, Inc.) is the sole limited partner of CGI and Navco Management, Inc. is the general partner of CGI. Compass Group Investments, Ltd. and Navco Management, Inc. are owned, indirectly, by The Kattegat Trust Company Limited.

(2)	Concord is owned, indirectly, by The Kattegat Trust Company Limited.
     All of the shares that are covered by this prospectus are being registered solely as a result of contractual commitments that we have made to CGI and Pharos (and to Concord by virtue of the transfer by CGI of shares and the registration rights attached to the shares as described above) in registration rights agreements previously filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 13, 2007 and Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on April 20, 2007, and not in response to any specific demand made either by CGI or Pharos under such registration rights agreements. Additionally, see “Item 13. – Certain Relationships and Related Party Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus, for information pertaining to our relationship with the selling shareholders.
PLAN OF DISTRIBUTION
     We are registering the shares on behalf of the selling shareholders. The selling shareholders (or their respective pledgees, donees, transferees or other successors in interest selling shares received from the selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may sell their shares offered by this prospectus to purchasers directly. Alternatively, the selling shareholders may offer the shares to or through underwriters, brokers/dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of shares. The selling shareholders may pledge or grant a security interest in some or all of the shares owned by them and, if such selling shareholder defaults in the performance of such secured obligations, the pledgees or secured parties may offer and sell the relevant shares pursuant to this prospectus.
     To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling shareholders.
     The selling shareholders, and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any profit realized by it or them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved.

     The selling shareholders may sell the shares in one or more transactions:
•	at fixed prices;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and/or

•	at varying prices determined at the time of sale or at negotiated prices.
     The sale of shares may be effected in transactions, which may involve crosses (in which the same broker acts as agent on both sides of the trade) or block transactions:
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or in the over-the-counter market, including privately negotiated transactions;

•	directly with purchasers or through agents;

•	through the writing of options, swaps or other derivatives (whether exchange-listed or otherwise); or

•	through any combination of the foregoing or by any other legally available means
     Our shares are listed on the Nasdaq Global Select Market under the symbol “CODI.”
     In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares in the course of hedging their positions. The selling shareholders may also sell shares short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell shares.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, or any other available exemption from registration under the Securities Act may be sold under Rule 144, or any of the other available exemptions rather than pursuant to this prospectus.
     Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their respective sales in the market. Neither the delivery of this prospectus, or any supplement to this prospectus, nor any other action taken by the selling shareholders or any purchaser relating to the purchase or sale of any of the shares under this prospectus or any prospectus supplement shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act, relating to the sale of any such shares.
     Upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:
•	the name of the selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	such other facts as may be material to the transaction.

     Under agreements that may be entered into by the selling shareholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the respective selling shareholder against specified liabilities, including liabilities under the Securities Act.
     We will pay the costs and fees of registering the shares covered by this prospectus and other expenses related to the registration of the shares to the extent required by the registration rights agreements forms of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 13, 2007 and Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on April 20, 2007. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the shares, on behalf of the applicable selling shareholder. Pursuant to the registration rights agreements, we have agreed to provide certain indemnification to the selling shareholders against certain liabilities in connection with this offering.
DESCRIPTION OF SHARES
General
     The following descriptions of the trust agreement and the LLC agreement are subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. Certain provisions of the trust agreement and the LLC agreement are intended to be consistent with the Delaware General Corporation Law, which we refer to as the DGCL, and the powers of the company, the governance processes and the rights of the trust as the holder of the trust interests and the shareholders of the trust are generally intended to be similar in many respects to those of a typical Delaware corporation under the DGCL, with certain exceptions.
     The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of each of the trust agreement and the LLC agreement, which will govern your rights as a holder of the shares and the trust’s rights as a holder of trust interests, forms of each of which have been filed with the SEC as exhibits to Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on April 20, 2007.
Shares in the Trust
     Each share of the trust represents one undivided beneficial interest in the trust property and each share of the trust corresponds to one underlying trust interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust interests and at all times the company will have outstanding the identical number of trust interests as the number of outstanding shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 500,000,000 shares and the company is authorized to issue a corresponding number of trust interests. As of November 2, 2007, the trust had 31,525,000 shares outstanding and the company had an equal number of corresponding trust interests outstanding. All shares and trust interests will be fully paid and nonassessable upon payment thereof.
Equity Interests in the Company
     The company is authorized, pursuant to action by the company’s board of directors, to issue up to 500,000,000 trust interests in one or more series. In addition to the trust interests, the company is authorized, pursuant to action by the company’s board of directors, to issue up to 1,000 allocation interests. In connection with the formation of the company, our manager acquired 100% of the allocation interests so authorized and issued. All allocation interests are fully paid and nonassessable. Other than the allocation interests held by our manager, the company is not authorized to issue any other allocation interests.

Distributions
  General
     The company, acting through its board of directors, may declare and pay quarterly distributions on the interests of the company. Any distributions so declared will be paid on the interests in proportion to the number of interests held by such holder of interests. Our manager currently has a nominal equity interest in the company, which is subject to dilution if additional shares, including the shares offered hereby, are offered in the future. The company’s board of directors may, in its sole discretion and at any time, declare and pay distributions from the cash flow available for distributions to the holders of its interests.
     Upon receipt of any distributions declared and paid by the company, the trust will, pursuant to the terms of the trust agreement, distribute within five business days the whole amount of such distributions in cash to its shareholders, in proportion to their percentage ownership of the trust on the related record date. The record date for distributions by the company will be the same as the record date for corresponding distributions by the trust.
     In addition, under the terms of the LLC agreement, the company will pay a profit allocation to our manager, as holder of the allocation interests. See “Item 13. – Certain Relationships and Related Party Transactions, and Director Independence” in our Annual Report on
Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus, for more information about the profit allocation to our manager.
Voting and Consent Rights
  General
     Each outstanding share is entitled to one vote per share on any matter with respect to which the trust is entitled to vote, as provided in the LLC agreement and as detailed below. Pursuant to the terms of the LLC agreement and the trust agreement, the company will act at the direction of the trust only with respect to those matters subject to vote by the holders of trust interests of the company. The company, as sponsor of the trust, will provide to the trust, for transmittal to shareholders of the trust, the appropriate form of proxy to enable shareholders of the trust to direct, in proportion to their percentage ownership of the shares, the trust’s vote with respect to the trust interests. The trust will vote its trust interests of the company in the same proportion as the vote of holders of the shares. For the purposes of this summary, the voting rights of holders of the trust interests of the company that effectively will be exercised by the shareholders of the trust by proxy will be referred to as the voting rights of the holders of the shares.
     The LLC agreement provides that the holders of trust interests are entitled, at the annual meeting of members of the company, to vote for the election of all of the director positions that are up for election at such meeting other than any director appointed by our manager. Because neither the trust agreement nor the LLC agreement provides for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a shareholders meeting will effectively be able to elect all the directors of the company standing for election.
     The LLC agreement further provides that holders of allocation interests will not be entitled to any voting rights, except that holders of allocation interests will have, in accordance with the terms of the LLC agreement:
•	voting or consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation interests;

•	a consent right to any amendment to the provision entitling the holders of allocation interests to appoint directors who will serve on the board of directors of the company;

•	a consent right with respect to any amendment of the provision of the LLC agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holder of allocation interests.

Board of Directors Appointee
     As holder of the allocation interests, our manager has the right to appoint one director (or two directors if the board size is increased to nine or more directors) to the company’s board of directors. Any appointed director on the company’s board of directors will not be required to stand for election by the shareholders. Any appointed director who is also a member of the company’s management will not receive any compensation (other than reimbursements that are permitted for directors) and will not have any special voting rights.
Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of the Shares and Our Manager
     The trust agreement and the LLC agreement both provide that holders of shares representing at least ten percent of the outstanding shares shall have the right to directly institute a legal proceeding against the company to enforce the provisions of the LLC agreement. In addition, the trust agreement and the LLC agreement provide that holders of shares representing at least ten percent of the outstanding shares have the right to cause the trust to institute any legal proceeding for any remedy available to the trust, including the bringing of a derivative action in the place of the company under Section 18-1001 of the Delaware Limited Liability Company Act relating to the right to bring derivative actions. Holders of shares will have the right to direct the time, method and place of conducting such legal proceedings brought by the trust. Our manager, as holder of the allocation interests, has the right to directly institute proceedings against the company to enforce the provisions of the LLC agreement.
Acquisition Exchange and Optional Purchase
     The trust agreement and the LLC agreement provide that, if at any time more than 90% of the then outstanding shares are beneficially owned by one person, who we refer to as the acquirer and which time we refer to as the control date, such acquirer has the right to cause the trust, acting at the direction of the company’s board of directors, to mandatorily exchange all shares then outstanding for an equal number of trust interests, which we refer to as an acquisition exchange, and dissolve the trust. The company, as sponsor of the trust, will cause the transfer agent of the shares to mail a copy of notice of such exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for trust interests. Upon the completion of such acquisition exchange, each holder of shares immediately prior to the completion of the acquisition exchange will be admitted to the company as a member in respect of an equal number of trust interests and the trust will cease to be a member of the company.
     Following the exchange, the LLC agreement provides that the acquirer has the right to purchase from the other holders of trust interests for cash all, but not less than all, of the outstanding trust interests that the acquirer does not own at the offer price, as defined in the LLC agreement, as of the control date. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights to which shareholders of a Delaware corporation would be entitled under Section 262 of the DGCL. The acquirer can exercise its right to effect such purchase by delivering notice to the company and the transfer agent of its election to make the purchase not less than 60 days prior to the control date. The company will cause the transfer agent to mail the notice of the purchase to the record holders of the trust interests at least 30 days prior to the control date. We refer to the date of purchase as the purchase date.
Voluntary Exchange
     The trust agreement and the LLC agreement provide that in the event the company’s board of directors determines that either:
•	the trust or the company, or both, is, or is reasonably likely to be, treated as a corporation for United States federal income tax purposes;

•	the trust is, or is reasonably likely to be, required to issue Schedules K-1 to holders of shares; or

•	the existence of the trust otherwise results, or is reasonably likely to result, in a material tax detriment to the trust, the holders of shares, the company or any of the members; and

•	the company’s board of directors obtains an opinion of counsel to such effect, the company, as sponsor of the trust, may cause the trust to exchange all shares then outstanding for an equal number of trust interests and dissolve the trust. We refer to such an exchange as a voluntary exchange. The company, as sponsor of the trust, will cause the transfer agent for the shares to mail a copy of notice of such exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for trust interests. Upon the completion of a voluntary exchange, each holder of shares immediately prior to the completion of the voluntary exchange will be admitted to the company as a member in respect of an equal number of trust interests and the trust will cease to be a member of the company.

     On May 25, 2007 and effective September 14, 2007 the trust agreement was amended. See “Amendment of the Trust Agreement” below for more information about the amendments to the trust agreement.
Election by the Company
     In circumstances where the trust has been dissolved, the LLC agreement provides that the company’s board of directors may, without the consent or vote of holders of trust interests, cause the company to elect to be treated as a corporation for United States federal income tax purposes only if the board receives an opinion from a nationally recognized financial adviser to the effect that the market valuation of the company is expected to be significantly lower as a result of the company continuing to be treated as a partnership for United States federal income tax purposes than if the company instead elected to be treated as a corporation for United States federal income tax purposes.
Dissolution of the Trust and the Company
     The LLC agreement provides for the dissolution and winding up of the company upon the occurrence of:
•	the adoption of a resolution by a majority vote of the company’s board of directors approving the dissolution, winding up and liquidation of the company and such action has been approved by the affirmative vote of a majority of the outstanding trust interests entitled to vote thereon;

•	the unanimous vote of the outstanding trust interests to dissolve, wind up and liquidate the company;

•	a judicial determination that an event has occurred that makes it not reasonably practical to carry on the business of the company in conformity with the LLC agreement as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•	the termination of the legal existence of the last remaining member or the occurrence of any other event that terminates the continued membership of the last remaining member, unless the company is continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.
     The trust agreement provides for the dissolution and winding up of the trust upon the occurrence of:
•	an acquisition exchange or a voluntary exchange;

•	the filing of a certificate of cancellation of the company or its failure to revive its charter within 10 days following revocation of the company’s charter;

•	the entry of a decree of judicial dissolution by a court of competent jurisdiction over the company or the trust; or

•	the written election of the company.
     We refer to these events as dissolution events. Following the occurrence of a dissolution event with respect to the trust, each share will be mandatorily exchanged for a trust interest of the company. Upon dissolution of the company in accordance with the terms of the LLC agreement, the then holders of interests will be entitled to share in the assets of the company legally available for distribution following payment to creditors in accordance with the positive balance in such holders’ tax-based capital accounts required by the LLC agreement, after giving effect to all contributions, distributions and allocations for all periods.

Anti-Takeover Provisions
     Certain provisions of the management services agreement, the trust agreement and the LLC agreement may make it more difficult for third parties to acquire control of the trust and the company by various means. These provisions could deprive the shareholders of the trust of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:
•	protect our manager and its economic interests in the company;

•	protect the position of our manager and its rights to manage the business and affairs of the company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of the company’s board of directors and in the policies formulated by the board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the trust and the company;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the trust and the company to consult first with the company’s board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of the trust and the company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to shareholders of the trust.
  Anti-Takeover Effects of the Management Services Agreement
     The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of the company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by the company in certain limited circumstances.
     Furthermore, our manager has the right to resign and terminate the management services agreement upon 90 days notice. Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with the company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any appointed director may continue serving on the company’s board of directors subject to our manager’s continued ownership of the allocation interests.
     If we terminate the management services agreement, the company and the trust will agree, and the company will agree to cause its businesses, to cease using the term “Compass,” including any trademarks based on the name of the company and trust owned by our manager, entirely in their businesses and operations within 180 days of such termination. This agreement would require the trust, the company and its businesses to change their names to remove any reference to the term “Compass” or any trademarks owned by our manager.
  Anti-Takeover Provisions in the Trust Agreement and the LLC Agreement
     A number of provisions of the trust agreement and the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the trust and the company. The trust agreement and the LLC agreement prohibit the merger or consolidation of the trust and the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of the trust’s or the company’s property or assets unless, in each case, the company’s board of directors adopts a resolution by a majority vote approving such action and unless (i) in the case of the company, such action is approved by the affirmative vote of the holders of a majority of each of the outstanding trust interests and allocation interests entitled to vote thereon or (ii) in the case of the trust, such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

     In addition, the trust agreement and the LLC agreement each contain provisions based on Section 203 of the DGCL which prohibit the company and the trust from engaging in a business combination with an interested shareholder unless (i) in the case of the company, such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding trust interests and allocation interests or (ii) in the case of the trust, such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares, in each case, excluding shares or interests, as the case may be, held by the interested shareholder or any affiliate or associate of the interested shareholder.
     Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the LLC agreement authorizes only the chairman of the company’s board of directors to fill vacancies until the second annual meeting of members (and thereafter allowing the company’s board of directors to fill such vacancies) following the closing of our IPO. This provision could prevent a shareholder of the trust from effectively obtaining an indirect majority representation on the company’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the outstanding trust interests that so elected or appointed such director. An appointed director may only be removed by our manager, as holder of the allocation interests.
     The trust agreement and the LLC agreement do not permit holders of the shares to act by written consent. Instead, shareholders may only take action via proxy, which, when the action relates to the trust’s exercise of its rights as a member of the company, may be presented at a duly called annual or special meeting of members of the company and will constitute the vote of the trust. For so long as the trust remains a member of the company, the trust will act by written consent, including to vote its trust interests in a manner that reflects the vote by proxy of the holders of the shares. Furthermore, the trust agreement and the LLC agreement provide that special meetings may only be called by the chairman of the company’s board of directors or by resolution adopted by the company’s board of directors.
     The trust agreement and the LLC agreement also provide that members, or holders of shares, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members of the company, must provide notice thereof in writing to the company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the member or holder of shares furnishing such notice must be a member or shareholder, as the case may be, of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members or shareholders, as the case may be, entitled to vote at such meeting. The trust agreement and the LLC agreement specify certain requirements as to the form and content of a member’s or shareholder’s notice, as the case may be. These provisions may preclude members or holders of shares from bringing matters before holders of shares at an annual meeting or from making nominations for directors at an annual or special meeting.
     The company’s board of directors is divided into three classes serving staggered three-year terms, which effectively requires at least two election cycles for a majority of the company’s board of directors to be replaced. See our definitive Proxy Statement on Schedule 14A filed on April 16, 2007, which is incorporated by reference into this prospectus, for more information about the company’s board. In addition, our manager will have certain rights with respect to appointing one or more directors, as discussed above.
     Authorized but unissued shares are available for future issuance, without approval of the shareholders of the trust. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of the company or its businesses.

The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the trust by means of a proxy contest, tender offer, merger or otherwise.
     In addition, the company’s board of directors has broad authority to amend the trust agreement and the LLC agreement, as discussed below. The company’s board of directors could, in the future, choose to amend the trust agreement or the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.
Amendment of the LLC Agreement
     The LLC agreement (including the distribution provisions thereof) may be amended only by a majority vote of the board of directors of the company, except that amending the following provisions requires an affirmative vote of at least a majority of the outstanding trust interests:
•	the purpose or powers of the company;

•	the authorization of an increase in trust interests;

•	the distribution rights of the trust interests;

•	the voting rights of the trust interests;

•	the provisions regarding the right to acquire trust interests after an acquisition exchange described above;

•	the right of holders of shares to enforce the LLC agreement or to institute any legal proceeding for any remedy available to the trust;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of the company, the sale, lease or exchange of all or substantially all of the company’s assets and certain other business combinations or transactions;

•	the right of holders of trust interests to vote on the dissolution, winding up and liquidation of the company; and

•	the provision of the LLC agreement governing amendments thereof.
     In addition, our manager, as holder of the allocation interests, will have the rights specified above under “— Voting and Consent Rights.”
Amendment of the Trust Agreement
     The trust agreement may be amended by the company, as sponsor of the trust, and the regular trustees acting at the company’s direction. However, the company may not, without the affirmative vote of a majority of the outstanding shares, enter into or consent to any amendment of the trust agreement that would:
•	cause the trust to fail or cease to qualify for the exemption from the status of an “investment company” under the Investment Company Act or be classified as anything other than a grantor trust for United States federal income tax purposes;

•	cause the trust to fail to qualify as a grantor trust for U.S. federal income tax purposes;

•	cause the trust to issue a class of equity securities other than the shares (as described above under “— Shares in the Trust”), or issue any debt securities or any derivative securities or amend the provision of the trust agreement prohibiting any such issuances;

•	affect the exclusive and absolute right of our shareholders to direct the voting of the trust, as a member of the company, with respect to all matters reserved for the vote of members of the company pursuant to the LLC agreement;

•	effect the merger or consolidation of the trust, effect the sale, lease or exchange of all or substantially all of the trust’s property or assets and certain other business combinations or transactions;

•	amend the distribution rights of the shares;

•	increase the number of authorized shares; or

•	amend the provision of the trust agreement governing the amendment thereof.
     On May 25, 2007 our shareholders approved an amendment to the trust agreement. Such amendment provides that the trust agreement may be amended without shareholder approval so that the trust will be treated as a partnership for federal income tax purposes and authorizes the addition to the trust agreement of any provisions that are customary, necessary or useful for an entity treated as a partnership for federal income tax purposes. See “Proposal 2: Amendment of the Trust Agreement” in our definitive proxy statement, in connection with our 2006 Annual Meeting of Shareholders, filed with the SEC on April 16, 2007 which is incorporated by reference into this prospectus. In addition, effective September 14, 2007 the company, acting through the company’s board of directors, and the regular trustees of the trust at the direction of the company, acting through the company’s board of directors, amended the trust agreement to change the name of the trust from “Compass Diversified Trust” to “Compass Diversified Holdings.” See our Current Report on Form 8-K filed with the SEC on September 13, 2007 which is incorporated by reference in this prospectus.
Trustees
     Messrs. Alan B. Offenberg and James J. Bottiglieri currently serve as the regular trustees of the trust, and The Bank of New York (Delaware) currently serves as the Delaware trustee of the trust.
Transfer Agent and Registrar
     The transfer agent and registrar for the shares and the trust interests is The Bank of New York.
Listing
     Our shares are listed on the Nasdaq Global Select Market under the symbol “CODI.”
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of material U.S. federal income tax considerations associated with the purchase, ownership and disposition of shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, currently applicable United States Treasury Regulations, which we refer to as Regulations, and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service, which we refer to as the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that positions taken with respect to, for example, the status of the trust or the company as a publicly traded partnership exempt from taxation as a corporation will not be challenged by the IRS. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.
     In February, 2007, the IRS issued a pronouncement stating its position that a grantor trust owning interests in a limited liability company, on facts very similar to our current structure, would be treated as a partnership for federal income tax purposes, and not as a grantor trust. The rationale for this position is that the overall arrangement permits a variance in the investment of the holders, even though the trustees of the trust do not have that power directly.

     In light of this development, the company and the trust sought and have recently obtained a closing agreement with the IRS that provides that no penalties will be imposed with respect to the trust’s tax reporting for its 2006 taxable year, and that requires the trust and the company to report tax information jointly for 2007 on Schedule K-1 or a substantially similar format. The closing agreement does not characterize the trust for federal income tax purposes for any period.
     Under the trust agreement, as amended, our board may further amend the trust agreement to provide that the trust be treated as a tax partnership for any and all periods. The board has approved such an amendment to be effective as of January 1, 2007.
     This summary deals only with shares of the trust that are held as capital assets by holders who acquire the shares upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:
•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons liable for alternative minimum tax.
     A “U.S. holder” of shares means a beneficial owner of shares that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.
     A “non-U.S. holder” of shares means a beneficial owner of shares that is not a U.S. holder.
     If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the trust, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds shares of the trust, we urge you to consult your own tax adviser.

     No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of shares or instruments similar to the shares. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the shares, the trust or the company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain or loss in respect of an investment in the shares. If you are considering the purchase of shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.
     Status of the Trust
     The trust was initially intended to be treated as a grantor trust for tax purposes and has provided tax information to its shareholders with respect to the 2006 taxable year consistently therewith. Pursuant to a closing agreement recently concluded with the IRS, no penalties will be imposed on the trust with respect to such reporting. The closing agreement with the IRS does not provide an agreement as to the trust’s classification for federal tax purposes. Although management believes it is unlikely, the IRS could challenge the trust’s reported classification for 2006, and if this challenge were successful, the trust would have lost an opportunity to make an effective election under Code Section 754 for the 2006 taxable year.
     The board has determined to amend the trust agreement to treat the trust as a partnership for federal income tax purposes, to be effective as of January 1, 2007.
     Therefore, pursuant to such amendment, as of January 1, 2007, the shareholders will be deemed to contribute their interests in the company to a new tax partnership (the trust) in exchange for interests in that new partnership. The contribution would generally be tax-free to both shareholders and the trust pursuant to Code Section 721. The contribution may cause the company to technically terminate for tax purposes pursuant to Code Section 708(b)(1)(B), but this should not have any material adverse consequences to the shareholders, although a shareholder that has a taxable year other than the calendar year may have additional consequences and should consult with their own tax advisor.
     For any period in which the trust is treated as a tax partnership, it would be intended to qualify as a publicly traded partnership exempt from taxation as a corporation. See the discussion under “— Status of the Company” below. For purposes of applying the “qualifying income” tests, the trust’s share of the company’s income will be treated as received directly by the trust and will retain the same character as it had in the hands of the company. References to the “company” in this discussion of “Material U.S. Federal Income Tax Considerations” shall be deemed to include the trust for periods when the trust is treated as a tax partnership.
Status of the Company
     Until the trust is treated as a tax partnership, the company intends to be treated as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes, and, accordingly, no federal income tax will be payable by it as an entity. Instead, each holder of shares in the trust who, in turn, will be treated as a beneficial owner of trust interests in the company, will be required to take into account its distributive share of the items of income, gain, loss, deduction and credit of the company. For any period in which the trust is treated as a tax partnership, the company intends to continue to be treated as a partnership but one that is not publicly traded.
     If the company were not treated as a publicly traded partnership exempt from taxation as a corporation and, instead, were to be classified as an association taxable as a corporation, the company would be subject to federal income tax on any taxable income at regular corporate tax rates, thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of shares would not be entitled to take into account their distributive shares of the company’s deductions in computing their taxable income, nor would they be subject to tax on their respective shares of the company’s income. Distributions to a holder would be treated as (i) dividends to the extent of the company’s current or accumulated earnings and profits, (ii) a return of basis to the extent of each holder’s basis in its shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s basis in its shares. Overall, treatment of the company as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in the company.

     A “publicly traded partnership” (as defined in Section 7704 of the Code) is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless 90% or more of its gross income each year is “qualifying income” (generally, passive-type income) and the partnership is not required to register as an investment company under the Investment Company Act of 1940.
     Qualifying income includes dividends, interest and capital gains from the sale or other disposition of stocks and bonds held as capital assets. We intend to restrict the sources of our income so that more than 90% of our gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.
     Until the trust is treated as a tax partnership, and under current law and assuming full compliance with the terms of the LLC agreement (and other relevant documents) and based upon factual representations made by us and assuming that we satisfied the qualifying income tests for earlier years (in light of the risks discussed in the third following paragraph), in the opinion of Squire, Sanders & Dempsey L.L.P., the company will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Squire, Sanders & Dempsey L.L.P. has relied include: (a) the company has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) the company is not required to register as an investment company under the Investment Company Act of 1940, and (c) for each taxable year, more than 90% of the gross income of the trust or the company, as the case may be, will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of stock or debt instruments which are held as capital assets.
     From the effective date of the treatment of the trust as a tax partnership, and under current law and assuming full compliance with the terms of the trust agreement (and other relevant documents) and based upon factual representations made by us, in the opinion of Squire, Sanders & Dempsey L.L.P., the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Squire, Sanders & Dempsey L.L.P. has relied include: (a) neither the trust nor the company has elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) neither the trust nor the company is required to register as an investment company under the Investment Company Act of 1940, and (c) for each taxable year, more than 90% of the gross income of the trust or the company, as the case may be, will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of stock or debt instruments which are held as capital assets.
     Squire, Sanders & Dempsey L.L.P. will have no obligation to advise us of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a publicly traded partnership exempt from taxation as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described above), the compliance with which will not be reviewed by Squire, Sanders & Dempsey L.L.P. on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
     There can be no assurance that the IRS will not successfully assert that the trust or the company should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to the status of the trust or the company for U.S. federal income tax purposes or whether the company will have sufficient qualifying income under Section 7704(d) of the Code. Whether the company or the trust will continue to meet the qualifying income exception is dependent on the company’s continuing activities and the nature of the income generated by those activities. In this regard, while the company does not anticipate realizing any management fee income, the treatment of income earned by our manager from offsetting management services agreements between our manager and the operating businesses is uncertain. For future periods, the amount of such offsetting management fees will be limited to 9.99% of the company’s gross income. In any event, the company’s board of directors will use its best efforts to cause the company to conduct its activities in such a manner that the company continues to meet the qualifying income exception.

     If the company fails to satisfy the qualifying income exception described above (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure and with respect to which certain adjustments are made), the company will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of the year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the trust and, in turn, to the holders of shares in liquidation of their beneficial interests in the company. This contribution and liquidation should be tax-free to holders and the company so long as the company, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, the company would be treated as a corporation for U.S. federal income tax purposes.
     The discussion below is based on the opinion of Squire, Sanders & Dempsey L.L.P. that the company will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. From the effective date on which the trust is treated as a tax partnership (if any), the following discussion will apply to the trust in addition to or in lieu of the company.
Tax Considerations for U.S. Holders
  Tax Treatment of the Company
     As a publicly traded partnership exempt from taxation as a corporation, the company itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS, which information return will report the results of its activities. That information return also will contain schedules reflecting allocations of profits or losses (and items thereof) to members of the company, that is, to our manager and to the trust, or to the shareholders if the trust is dissolved.
  Tax Treatment of Company Income to Holders
     Each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Each holder of shares will directly or indirectly own a pro rata share of trust interests in the company, and thus will be required to include on its tax return its allocable share of company income, gain, loss, deduction and other items without regard to whether the holder receives corresponding cash distributions. Thus, holders of shares may be required to report taxable income without a corresponding current receipt of cash if the company were to recognize taxable income and not make cash distributions.
     The company’s taxable income is expected to consist mostly of interest income, capital gains and dividends. Interest income will be earned upon the funds loaned by the company to the operating subsidiaries and from temporary investments of the company, and will be taxable to the holders at ordinary income rates. Capital gains will be reported upon the sale of stock or assets by the company, and will be taxed to the holders at the appropriate capital gains rates. Any dividends received by the company from its domestic corporate holdings generally will constitute qualified dividend income, which will, under current law (which, without additional Congressional action, will expire with respect to dividends received after December 31, 2010), qualify for a reduced rate of tax. Any dividends received by the company that do not constitute qualified dividend income will be taxed to holders at the tax rates generally applicable to ordinary income. Dividend income of the company from its domestic operating subsidiaries that is allocated to corporate holders of shares will qualify for the dividends received deduction.
  Allocation of Company Profits and Losses
     Under Section 704 of the Code, the determination of a partner’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership shall be governed by the partnership agreement unless the allocation so provided lacks “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Accordingly, a holder’s share of the company’s items of income, gain, loss, deduction, and credit will be determined by the LLC agreement, unless the allocations under the LLC agreement are determined not to have “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Subject to the discussion below in this section and under “— Tax Considerations for U.S. Holders — Allocations Among Holders” and “Section 754 Election,” we believe that the allocations under the LLC agreement should be considered to have substantial economic effect. If the allocations were found to lack substantial economic effect, the allocations nonetheless should be deemed to be made in accordance with the “partners’ interests in the partnership,” a facts and circumstances analysis of the underlying economic arrangement of the company’s members.

     In general, under the LLC agreement, items of ordinary income and loss will be allocated ratably between the trust and our manager based upon their relative right to receive distributions from the company; and further, items allocated to the trust would be allocable ratably among the holders based on the number of trust interests held. Allocations of capital gains realized by the company will be made first to the manager to the extent of any profit allocation to our manager. Thereafter gains and losses from capital transactions will be allocated among the holders, based on the number of trust interests beneficially held. If the allocations provided by the LLC agreement were successfully challenged by the IRS, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.
     The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to exchange-traded partnerships, is not always clear. We will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible the IRS will successfully assert that certain of the conventions or assumptions are not acceptable, and may require items of company income, gain, loss or deduction to be reallocated in a manner that could be adverse to a holder of shares.
     As required by the rules and regulations under Sections 704(b) and 704(c) of the Code (as appropriate), specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of shares in connection with this offering. An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a shareholder’s “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, referred to in this discussion as the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a shareholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Treasury Regulations. In any other case, a shareholder’s distributive share of an item will be determined on the basis of the shareholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the shareholder’s relative contributions to us, the interests of all the shareholders in profits and losses, the interest of all the shareholders in cash flow and other nonliquidating distributions and rights of all the shareholders to distributions of capital upon liquidation. Under the Code, partners in a partnership cannot be allocated more tax depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to contributed or adjusted property. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our shareholders. The legislative history of Section 704(c) of the Code states that Congress anticipated that Treasury Regulations would permit partners to agree to a more rapid elimination of book-tax disparities than required provided there is no tax avoidance potential. Further, under Treasury Regulations under Section 704(c) of the Code, allocations similar to our curative allocations would be allowed.
  Treatment of Distributions
     Distributions of cash by a partnership generally are not taxable to the distributee-partner to the extent the amount of cash distributed does not exceed the distributee’s tax basis in its partnership interest. Cash distributions made by the company to the trust, which cash distributions the trustee in turn will distribute to the holders of shares, would create taxable gain to a holder only to the extent the distribution were to exceed the holder’s tax basis in the trust interests (see the section entitled “— Tax Basis in Trust Interests”). Any cash distribution in excess of a holder’s tax basis generally will be considered to be gain from the sale or exchange of the shares (see the section entitled “— Disposition of Shares” below).

     Cash distributions to the holders of shares generally will be funded by gain realized by the company and payments to the company from the operating subsidiaries, which payments will consist of interest and principal payments on indebtedness owed to the company, and, subject to availability and board of director’s discretion, dividends. After payment of expenses, the company, again subject to the board of director’s discretion, intends to distribute the net cash to the trust, which in turn will distribute the net cash to the holders of shares. Distributions that are attributable to payments in amortization of loans made by the company may exceed the company’s taxable income, thus, resulting in distributions to the holders of shares that should constitute a return of their investment. As indicated, if cash distributions to a holder exceed the holder’s adjusted tax basis in the trust interests such holder is treated as beneficially owning, a taxable gain would result.
  Disposition of Shares
     If a U.S. holder transfers shares, it will be treated for U.S. federal income tax purposes as having transferred its share of the trust interests held by the trust. If such transfer is a sale or other taxable disposition, the holder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the holder’s adjusted tax basis in the trust interests deemed sold. The amount realized will include the holder’s share of the company’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss, except that the gain or loss will be ordinary (and not capital gain or loss) to the extent attributable to the holder’s allocable share of unrealized gain or loss in assets of the company described in Section 751 of the Code (including certain unrealized receivables and inventory). Capital gain of non-corporate U.S. holders is eligible to be taxed at reduced rates where the trust interests deemed sold are considered held for more than one year. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income.
     Pursuant to certain IRS rulings, a partner is treated as having a single, “unified” basis in all partnership interests that it owns. As a result, if a holder acquires shares at different prices and sells less than all of its shares, such holder will not be entitled to specify particular shares as having been sold (as it could do if the company were a corporation). Rather, the holder should determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis to its shares sold. For example, if a holder purchased 200 shares for $10 per share and 200 shares for $20 per share (and assuming no other adjustments to basis), the holder would have “unified” basis of $6,000 in its 400 shares. If the holder sold 100 of its shares, the adjusted basis in the shares sold would be $1,500.
     Gain or loss recognized by a holder on the sale or exchange of shares held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a holder to identify and use the actual holding periods for the shares sold for purposes of determining long-term capital gain or loss. If a holder fails to make the election or is not able to identify the holding periods for shares sold, the holder likely will have a fragmented holding period in the shares sold.
     A holder that sells some or all of its shares is urged to consult its tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.
  Tax Basis in Trust Interests
     A U.S. holder’s initial tax basis in its shares, and, in turn, in its share of trust interests, will equal the sum of (a) the amount of cash paid by such holder for its shares and (b) such holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the trust interests will be increased by (a) the holder’s share of the company’s taxable income, including capital gain, (b) the holder’s share of the company’s income, if any, that is exempt from tax and (c) any increase in the holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the trust interests will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the holder, (b) the holder’s share of the company’s losses and deductions, (c) the holder’s share of the company’s expenditures that are neither deductible nor properly chargeable to a capital account and (d) any decrease in the holder’s share of the company’s liabilities.

  Treatment of Securities Loans
     A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of shares may be considered to have disposed of those shares. If so, such holder would no longer be regarded as a beneficial owner of a portion of the trust interests with respect to those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with its tax adviser.
  Limitations on Interest Deductions
     The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of the trust. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.
  Management Fees and Other Expenses
     The company will pay an annual management fee to our manager. The company will also pay certain costs and expenses incurred in connection with activities of our manager. The company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. The management fees and other expenses should generally constitute miscellaneous itemized deductions for individual U.S. holders of shares. Accordingly, as described immediately below, certain limitations on deductibility of such fees and expenses by the shareholder could reduce or eliminate any associated tax benefits. Corporate U.S. holders of shares generally will not be subject to these limitations.
     In general, a U.S. holder’s share of the expenses incurred by the company that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate or trust only to the extent that the holder’s share of the expenses exceeds 2% of the adjusted gross income of such holder. The Code imposes additional limitations (which are scheduled to be phased out between 2006 and 2010) on the amount of certain itemized deductions allowable to individuals, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of:
•	3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

•	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.
     Organizational and syndication expenses, in general, may not be deducted currently by either the company or any U.S. holder of shares. An election may be made by the company to amortize organizational expenses over a 180-month period. Syndication expenses cannot be amortized or deducted.
     The company will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such holder’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such holder’s reporting as its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

     Section 754 Election
     The company made the election permitted by Section 754 of the Code with respect to its 2006 tax return. In addition, the trust will make the election permitted by Section 754 of the Code with respect to its 2007 tax return. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of shares in the open market, that the company adjust its proportionate share of the tax basis in the company’s assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s shares), as if the purchaser of shares had acquired a direct interest in the company’s assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of shares and does not affect the tax basis of the company’s assets associated with other holders. The Section 754 election, however, could result in adjustments to the “common basis” of the company’s assets, under Section 734, in connection with certain distributions.
     Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its shares and its share of “inside” tax basis of the company’s assets such that the amount of gain or loss allocable to the purchaser on the disposition by the company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its shares. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-holder.
     The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the company, the company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some holders could be adversely affected.
     Limitations on Deductibility of Losses
     The deduction by a U.S. holder of its share of the company’s losses, if any, will be limited to the lesser of (i) the tax basis in such holder’s shares or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of the company. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold its shares if the lender of such borrowed funds owns shares or can look only to shares for repayment. Losses in excess of the amount at risk must be deferred until years in which the company generates taxable income against which to offset such carryover losses.
     Passive Activity Income and Loss
     The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. It is expected that holders will not recognize any passive activity income or passive activity loss as a result of an investment in shares.
     Allocations Among Holders
     In general, the company’s profits and losses (other than capital gains and losses) will be determined on an annual basis and will be prorated on a monthly basis, to be apportioned among the holders in proportion to the number of shares of the trust owned by each holder as of the close of the last trading day of the preceding month. As a result, a seller of shares prior to the close of the last trading day of a month may be allocated income or deductions realized by the company following the date of sale. Furthermore, all dividends and distributions by the company will be made to the transferor of shares if the record date is on or before the date of transfer; similarly, if the record date is after the date of transfer, dividends and distributions shall be made to the transferee. Thus, a holder who owns shares as of the last trading day of any month and who disposes of the shares prior to the record date set for a cash distribution for that month, would be allocated items of income or loss attributable to the next succeeding month but would not be entitled to receive the cash distribution.
     The company will allocate capital gains and losses to the holders of shares on the actual date on which such gains or losses are realized.

     The Code generally requires that items of partnership income, gain, loss and deduction be allocated between transferors and transferees of partnership interests on a daily basis to take into account changes in the make-up of the partnership. It is possible that a transfer of shares could be considered to occur for U.S. federal income tax purposes on the day when the transfer is completed without regard to the company’s monthly convention for allocating profit and loss. In that event, the company’s allocation method might be considered a method that does not comply with the tax laws.
     If the IRS were to treat the transfer of shares as occurring throughout each month, and the use of a monthly convention were not allowed, or if the IRS otherwise does not accept the company’s allocation conventions, the IRS may contend that taxable income or losses of the company must be reallocated among the holders. If such a contention by the IRS were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The company’s board of directors is authorized to revise the company’s allocation methods in order to comply with the applicable tax laws or to allocate items of company income, gain, loss or deduction in a manner that may more accurately reflect the holders’ respective beneficial interests in the company as may be necessary.
     Constructive Termination
     The company will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total shares within a 12-month period. A constructive termination results in the closing of the company’s taxable year for all holders. In the case of a holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the company’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The company would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the company were unable to determine that the termination has occurred.
     Tax Reporting by the Trust and the Company
     Information returns will be filed by the trust and the company with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the company’s activities. The company has and will file a partnership return with the IRS and intends to issue a Schedule K-1 to the trustee. The trustee intends to provide information to each holder of shares using a monthly convention as the calculation period. The trustee has provided information to the shareholders on a schedule to Form 1041 for 2006, and, pursuant to the terms of the closing agreement, will not amend that reporting. For 2007 and future years, the trust will file a Form 1065 and issue Schedules K-1 to shareholders. The information provided on the schedule to Form 1041 and on Schedule K-1 is substantially the same. Moreover, we expect to deliver the Schedule K-1 to shareholders within the same time frame as we delivered the schedule to Form 1041 to shareholders for the 2006 taxable year. We further expect that the relevant and necessary information for tax purposes also will be readily available electronically through our website. Each holder will be deemed to have consented to provide relevant information, and if the shares are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by us for purposes of complying with our tax reporting obligations.
     Audits and Adjustments to Tax Liability
     A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. The company, as a limited liability company, has designated our manager as the “tax matters member,” who shall serve as the tax matters partner. The trustees will designate James J. Bottiglieri as the “tax matters member” with respect to the trust, with the same duties and obligations as discussed below.

     Our tax matters member, which is required by the LLC agreement to notify all holders of any U.S. federal income tax audit of the company, will have the authority under the LLC agreement to conduct, respond to, and if appropriate, contest (including by pursuing litigation) any IRS audit of the company’s tax returns or other tax-related administrative or judicial proceedings and, if considered appropriate, to settle such proceedings. A final determination of U.S. tax matters in any proceeding initiated or contested by the tax matters partner will be binding on all holders of shares who held their shares during the period for which the audit adjustment is made. As the tax matters member, our manager will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to company items.
     A U.S. federal income tax audit of the company’s information return may result in an audit of the tax return of a holder of shares, which, in turn, could result in adjustments to a holder’s items of income and loss that are unrelated to the company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of the company or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by the company or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.
  Foreign Tax Credits
     Subject to generally applicable limitations, a U.S. holder of shares will be able to claim foreign tax credits with respect to certain foreign income taxes (if any) paid or incurred by the company, withheld on payments made to the company or paid by the company on behalf of holders. If a holder elects to claim a foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the company’s items of income and gain and also its share of the amount which is deemed to be the holder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the company. Subject to certain limitations, the U.S. holder may claim as a credit against its U.S. federal income tax the amount of such taxes incurred or withheld. Alternatively, a U.S. holder may elect to treat such foreign taxes as deductions from gross income. Even if the holder is unable to claim a credit or a deduction, he or she must include all amounts described above in income. We urge U.S. holders to consult their tax advisers regarding this election and its consequences to them.
  Taxation of Certain Foreign Earnings
     Under Subpart F of the Code, certain undistributed earnings and certain passive income of a foreign company constituting a controlled foreign corporation, or CFC, as defined in the Code, are taxed to certain U.S. shareholders prior to being distributed. None of the businesses in which the company currently intends to invest are CFCs; however, no assurances can be given that other businesses in which the company may invest in the future will not be CFCs. While distributions made by a foreign company could generally constitute “qualified dividend income” eligible for a reduced rate of tax; the Subpart F provisions of the Code may operate to prevent distributions (or deemed distributions) of such earnings from being so regarded. Additionally, if the company were to invest in a passive foreign investment company, or PFIC, a U.S. holder of shares may be subject to certain adverse U.S. federal income tax consequences, including a deferred interest charge upon the distribution of previously accumulated earnings with respect to that investment.
  Reportable Transaction Disclosure Rules
     There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the Code imposes a requirement on certain “material advisers” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by the company or the holders of shares if, for example, a holder incurs a loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of shares. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests (such as the shares) in a pass-through entity even if its basis in such interests is equal to the amount of cash it paid. We urge U.S. holders to consult their tax advisers regarding the tax shelter disclosure rules and the possible application of these rules to them.

Non-U.S. Holders
     A non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of the company’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such holder will be subject to U.S. federal income tax on gains on the sale of shares in the company or such holder’s distributive share of company gains if such holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.
     The company should not be treated as “engaged in a trade or business within the United States” and therefore should not realize income that would be treated as effectively connected with the conduct of a U.S. trade or business. If the income from the company is effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.
     In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by the company of a “U.S. real property interest,” or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on its sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 5% of a publicly traded entity such as the company. A non-U.S. holder that owns more than 5% of the company is urged to consult its tax adviser about the potential application of the USRPI provisions. We have made no determination as to whether any of the company’s investments will constitute a USRPI.
     While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder’s distributive share of dividends from U.S. corporations and certain other types of U.S.-source income realized by the company. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non-U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides us with a timely and properly completed and executed form W-8BEN or other applicable form and said holder does not directly or indirectly own 10 percent or more of the shares or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent we are unable to associate amounts withheld with particular trust interests, the economic burden of any withholding tax paid by us to the appropriate tax authorities will be borne by all holders, including U.S. holders.

     A non-U.S. holder will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of his or her death. It is unclear whether partnership interests will be considered U.S.-situs property. Accordingly, a non-U.S. holder is urged to consult its tax advisors to determine whether such holder’s estate would be subject to U.S. federal estate tax on all or part of the value of the trust interests beneficially owned at the time of his or her death.
     Non-U.S. holders will be required to timely and accurately complete a form W-8BEN (or other applicable form) and provide such form to us, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the company.
Regulated Investment Companies
     Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company, or RIC, status. A RIC may invest up to 25% of its assets in interests of a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as the company is a qualified publicly traded partnership is made on an annual basis. The company likely will not qualify to be treated as a qualified publicly traded partnership. However, because the company expects to satisfy the gross income requirements of Section 7704(c)(2) (determined as provided in Section 851(h)), the company anticipates the flow-thru of at least 90% of its gross income to constitute qualifying income for regulated investment company testing purposes.
Tax-Exempt Organizations
     With respect to any holder that is an organization that is otherwise exempt from U.S. federal income tax, such holder nonetheless may be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function.
     UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the company) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.
     UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.
     The company expects to incur debt that would be treated as “acquisition indebtedness” with respect to certain of its investments. To the extent the company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income from such investment times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the investment, and the denominator of which is the “average amount of the adjusted basis” of the company’s investment during the period such investment is held by the company during the taxable year.
     To the extent the company recognizes gain from the disposition of any company investment with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the investment during the twelve-month period ending with the date of disposition, and the denominator of which is the “average amount of the adjusted basis” of the investment during the period such investment is held by the company during the taxable year.
     Certain State and Local Taxation Matters
     State and local tax laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A holder’s distributive share of the taxable income or loss of the company generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the holder is a resident. Also, the company may conduct business in jurisdictions in which a holder is not a resident that could subject a holder to income tax in that jurisdiction (and require a holder to file an income tax return with that jurisdiction in respect of the holder’s share of the income derived from that business). A prospective holder should consult its tax advisor with respect to the availability of a credit for such tax in the jurisdiction in which the holder is resident. Moreover, prospective holders should consider, in addition to the U.S. federal income tax consequences described above, potential state and local tax considerations in investing in the shares.
Backup Withholding
     The trust is required in certain circumstances to withhold tax (called “backup withholding”) on certain payments paid to noncorporate holders of shares who do not furnish their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
     Each holder of shares should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of shares are not clear under existing law. Thus, we urge each holder to consult its own tax advisers to determine the tax consequences of ownership of the shares in such holder’s particular circumstances.
LEGAL MATTERS
     The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters in connection with the shares being offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio.
EXPERTS
     The consolidated financial statements of Compass Diversified Trust at December 31, 2006 and 2005, and for the year ended December 31, 2006 and for the period from inception (November 18, 2005) to December 31, 2005 (incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006) have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports thereon appearing elsewhere herein and are included herein in reliance upon such reports given the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus.

     We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 13, 2007;

•	our definitive Proxy Statement, in connection with our 2006 Annual Meeting of Shareholders, filed with the SEC on April 16, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on May 22, 2006, August 1, 2006, November 22, 2006, January 10, 2007, March 1, 2007, May 8, 2007, May 29, 2007, July 11, 2007, September 4, 2007, September 13, 2007, October 10, 2007 and October 12, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 filed with the SEC on May 14, 2007 and August 10, 2007, respectively; and

•	the description of our shares contained in Form 8-A filed with the SEC on April 26, 2006.
     We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.
     We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:
Compass Diversified Holdings
Sixty-One Wilton Road
Westport, CT 06880
Telephone number (203) 221-1703
Attention: Investor Relations

8,825,000 Shares

Each Share Represents
One Beneficial Interest
in Compass Diversified Holdings

P R O S P E C T U S
[•], 2007
     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, any information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by us, are as follows:

Securities and Exchange Commission Registration Fee	$4,281
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	15,000
Miscellaneous Fees and Expenses	5,000

Total	$54,281
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Certain provisions of our LLC agreement are intended to be consistent with Section 145 of the Delaware General Corporation Law, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     Our LLC agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the company or its members;

•	for acts or omissions not in good faith or a knowing violation of law;

•	regarding unlawful dividends and stock purchases analogous to Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper benefit.
     Our LLC agreement provides that:
•	we must indemnify our directors and officers to the equivalent extent permitted by DGCL;

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by the company’s board of directors; and

•	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by the company’s board of directors.

     The indemnification provisions contained in our LLC agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.
     In addition, we will maintain insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.
     Pursuant to the registration rights agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 13, 2007 and Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on April 20, 2007, we have agreed to provide certain indemnification rights to the selling shareholders against certain liabilities in connection with this offering.
ITEM 16. EXHIBITS
     An Exhibit Index has been attached as part of this registration statement and is incorporated herein by reference.
ITEM 17. UNDERTAKINGS
     A. The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
               provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on the 7th day of November, 2007.

COMPASS DIVERSIFIED HOLDINGS

By:	COMPASS GROUP DIVERSIFIED
HOLDINGS LLC, as Sponsor

By:	/s/ James J. Bottiglieri

James J. Bottiglieri
Chief Financial Officer
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on the 7th day of November, 2007.

COMPASS GROUP DIVERSIFIED HOLDINGS
LLC

By:	/s/ James J. Bottiglieri

James J. Bottiglieri
Chief Financial Officer

POWER OF ATTORNEY
     The registrant and each person whose signature appears below constitutes and appoints James J. Bottiglieri and I. Joseph Massoud and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ I. Joseph Massoud	Principal Executive Officer and Director	October 30, 2007
I. Joseph Massoud

/s/ James J. Bottiglieri James J. Bottiglieri	Principal Financial Officer, Principal Accounting Officer and Director	October 30, 2007

/s/ C. Sean Day	Director	November 1, 2007
C. Sean Day

/s/ D. Eugene Ewing	Director	November 1, 2007
D. Eugene Ewing

/s/ Ted Waitman	Director	November 1, 2007
Ted Waitman

/s/ Harold S. Edwards	Director	November 1, 2007
Harold S. Edwards

/s/ Mark H. Lazarus	Director	October 2, 2007
Mark H. Lazarus

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

4.1	Specimen Certificate evidencing a share of trust of Compass Diversified Holdings (1)

4.2	Specimen Certificate evidencing an interest of Compass Group Diversified Holdings LLC (included in Exhibit 3.2) (2)

5.1	Form of Opinion of Richards, Layton & Finger, P.A. (1)

5.2	Form of Opinion of Richards, Layton & Finger, P.A. (1)

8.1	Form of Tax Opinion of Squire, Sanders & Dempsey L.L.P. (1)

23.1	Consent of Richards, Layton & Finger, P.A. (included in Exhibits 5.1 and 5.2)

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 8.1)

23.3	Consent of Grant Thornton LLP(1)

24.1	Powers of Attorney (included on signature page)

(1)	Filed herewith.

(2)	Previously filed in connection with Amendment No. 4 to Compass Diversified Holdings’ and Compass Group Diversified Holdings LLC’s registration statement on Form S-1 (File No. 333-130326-01) filed on April 26, 2006.